As filed with the Commission on November __, 2014	Commission File No. 333- 198573

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GALENFEHA, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	8711	46-2283393
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2705 Brown Trail, Suite 100
Bedford, Texas 76021
1-800-280-2404 Toll Free | 1-817-945-6448 International
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

     James Ketner
President/Chief Executive Officer
2705 Brown Trail, Suite 100
Bedford, Texas 76021
Telephone: (800) 280-2404
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Copy to:
Jackson L. Morris, Esq.
3116 W. North A Street
Tampa, Florida 33609-1544
Telephone: 813-874-8854
Facsimile: 800-310-1695
E-mail: jackson.morris@rule144solution.com

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

Calculation of Registration Fee

Title of Each Class of	Amount to	Proposed Maximum	Proposed Maximum
Securities to be	be Registered	Offering Price Per	Aggregate Offering	Amount of
Registered	(2)(3)	Share (4)	Price	Registration Fee (5)
Common stock (1)	26,560,000 shares	$0.05	$1,328,000.00	$171.05

(1)	Par value $0.001 per share.
(2)	This Registration Statement covers the resale by our selling shareholders of up to 26,560,000 shares of common stock previously issued to such selling shareholders.
(3)

This Amendment No. 2 is filed for the purpose of removing from this Registration Statement (i) the selling shareholders identified in and covered by Registration Statement No. 333-188800 with respect to an aggregate of 35,660,000 shares and (ii) 30,000,000 shares purported to be subject to a shelf registration pursuant to Rule 415

(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(5)	Previously Paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THE SECURITIES COVERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT SOLICITING AN OFFER TO PURCHASE THE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS PROHIBITED.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION
DATED NOVEMBER __, 2014

26,560,000 Shares of Common Stock

This prospectus covers the resale by the selling shareholders identified in this prospectus of up to an aggregate of 26,560,000 shares of our common stock, $0.001 par value per share that have been previously issued. The selling shareholders may offer and sell any of the shares covered by this prospectus from time to time through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, or otherwise as described under “Plan of Distribution”. We will not receive any proceeds from the sale of any of the shares by the selling shareholders. We will pay all registration expenses incurred in connection with this offering, but the selling shareholders will pay all of their selling commissions and fees, stock transfer taxes and related expenses.

Our common stock is listed on the OTCBB (Over the Counter Bulletin Board) under the symbol “GLFH”. See “Market for Our Common Stock and Related Stockholder Matters”.

THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.
OUR AUDITOR’S HAVE RAISED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A “GOING CONCERN”

YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS"
BEGINNING ON PAGE 4

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS
APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR
COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2014

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PRONOUNS

Unless the context otherwise requires, the terms the “Company” refers to Galenfeha, Inc., and the terms “we,” “us” and “our” and equivalent pronouns refer to Galenfeha, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions that are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control and could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We assume no obligation to update or revise forward-looking statements. Further information on other factors that could affect us is included in the Securities and Exchange Commission (the “SEC”) filings incorporated by reference in this prospectus described below under the heading “Information Incorporated by Reference,” all of which are accessible on the SEC’s website at www.sec.gov. See also “Risk Factors” contained in this prospectus.

Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

PROSPECTUS SUMMARY

Company Overview

Galenfeha was incorporated on March 14, 2013 under the laws of the State of Nevada with a fiscal year end of December 31. Our corporate office is located at 2705 Brown Trail, Suite 100, Bedford Texas 76021, and our manufacturing facility is located at 9204 Linwood Avenue, Suite 104, Shreveport Louisiana 71106. Our website is www.galenfeha.com, and our primary contact phone numbers are 1-800-280-2404 and 1-817-945-6448. We are an engineering, manufacturing, and product development company that provides engineering services, stored energy products, and alternative power generation products mainly to oil and gas producers. Not only do we provide contractual engineering services, we produce and implement our proprietary products into the mainstream of natural gas production sites, and sell these products and services to oil and gas producers through a distribution network of oil field services companies.

Galenfeha has developed solutions that can eliminate or reduce the dependence on the solar panel-lead acid battery combinations, and provide a simple, easy to install solutions to power computerized flow meters and provide an alternative to lead acid batteries. We are developing power generation solutions that operate in the existing flow of natural gas production, and utilize the existing kinetic energy flowing through recovery pipelines to generate power for the computers that measure a well’s output. Our products reduce the dependence on conventional options such as expensive solar panels and hazardous lead acid batteries, which have historically been used at natural gas production sites to power computerized flow meters. In May 2014, we began the production of our new patent pending battery technology, and at the end of second quarter 2014 began the production of these batteries that ‘outlive’ current lead acid batteries, and have almost zero environmental impact upon disposal. Our environmentally “Green” high performance batteries replace existing lead acid batteries currently used in remote location natural gas flow computers.

Our products deliver several significant benefits to oil and gas producers and the energy industry as a whole. This technology is designed to:

•	simplify the current complex nature of apparatus needed to power remote computerized flow meters with exiting lead acid batteries,
•	generate a reliable, lower carbon footprint energy source for computerized flow meters,
•	decrease environmental impact for stored energy, and
•	reduce HSE (health/safety/engineering) exposure that exist in today’s conventional products.

Our revenue stream comes from three primary sources: 1) our contractual engineering services for engineering projects, 2) the sale of our products through distributor networks, and 3) related implementation services and training to the distributor employees located in the states of Texas and Louisiana. Our products and services reduce our customers’ costs associated with current energy production, reducing carbon footprint, hazardous waste, and other non-sustainable aspects of producing energy with current technologies.

We believe that the following strengths enable us to compete successfully in the power generation industry:

•	Our products are a novel solution for generating clean stored energy.
•	Our products are relatively lightweight and compact in size and easy to ship
•	Raw materials for manufacturing our products are readily available
•	Our products have unique characteristics, not readily-achievable by current technologies
•	Our products provide a more reliable power source designed for use in remote locations of oil and gas production sites which are difficult to reach and maintain.
•	Our products will function in almost any environmental condition
•	The power generated by our technology is compatible for use with existing oil and gas production infrastructure.

Our customers value the reliability of our products, portable size, non-weather dependent, maintenance-free, easy installation and implementation and low environmental impact. Our customers benefit from the elimination of hazardous lead-acid deep cycle marine batteries, as well as the reduction in the implementation, maintenance, replacement equipment and man hour costs associated with the traditional solar/lead acid battery combinations. We believe that these factors will allow us to continually penetrate the alternative power market with a much quicker return on investment for our customers.

Recent Developments

In the first quarter of 2014, we began developing a new battery technology that will operate flow computers in remote locations. These batteries provide an environmentally friendly, inherently safe, internally temperature regulated, uninterruptible power supply for oil and gas well location monitoring and measurement equipment. By the end of first quarter 2014, these batteries had proven effective in the field, and in April 2014, the Company ordered the first material to begin production of these batteries. At the beginning of May, 2014, we ordered 700 units of the parts necessary to begin the assembly in July 2014. At the beginning of third quarter 2014, we began shipping our patent pending batteries to a distributer in Shreveport, Louisiana. The initial sales of these batteries should allow the Company to become profitable. As of the date of this prospectus, we are designing new technology to meet additional requirements for Oil and Gas Producers, including theft reduction measures, and anticipate commercializing these additional new products by the end of third quarter 2014.

Since inception, the Company has accomplished key milestones outlined in our 2013-2014 statement of work. A majority of the monies spent to date have been for initial financing activities related to creating a public company, developing new products, and R&D cost, and purchasing material to meet manufacturing requirements. We anticipate that by the end of third quarter 2014, that the initial cost for formation activities will be greatly reduced, and the majority use of capital will be in research and development of new products and purchasing raw material to produce our products.

A condensed version of our 2014 Statement of Work is as follows:

1.	Finalize test results in the field for new battery technology. (3/14)
2.	Open manufacturing facility offices in Louisiana. (5/14)
3.	Begin production of our first line of products (7/14)
4.	Develop new products (7/14-12/14)
5.	Search for merger acquisitions for Engineering, Oil, and Gas production (ongoing)

Terms of the Offering

Shares Offered:	This prospectus covers the resale by the selling shareholders of up to an aggregate of 26,560,000 shares of common stock; See “Selling Shareholders”.

Use of Proceeds:

We will not receive any proceeds from the sales by the selling shareholders of the shares of common stock offered hereby. The selling shareholders will receive all of the net proceeds from the sales of such shares.

Market for the Shares:	Our common stock is listed on the OTCBB under the symbol “GLFH”. See, “Market for Our common stock and Related Stockholder Matters”.

Risk Factors:	You should carefully read and consider the risks discussed in “Risk Factors” before you decide to invest in our securities.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below. If any of these risks actually occur, they may materially harm our business, prospects, financial condition and results of operations. In this event, the market price of our securities could decline and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to This Offering

The shares of common stock will generally be available for resale to the public upon registration under the Securities Act.

Upon such registration, these securities will become available for immediate resale. Sales of substantial amounts of our securities in the public market or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our securities.

Risks Related to our Company

We are a recently organized company and have limited operations in our business.

We were incorporated on March 14, 2013 and to date have been involved primarily in organization activities and development activities. We have secured limited engineering contracts and have assembled limited real or intangible property rights. Accordingly, we have no way to evaluate the likelihood that our business will be successful. We have earned very limited revenues as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by a new and developing company and the high rate of failure for such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the market acceptance of our services and new products and additional costs and expenses that may exceed current estimates. We are currently providing limited engineering services to clients, and have developed only a few new products that we are currently producing and selling. We recognize that if the effectiveness of our business plan is not forthcoming we will not be able to continue business operations. There is a limited operating history upon which to base any assumption as to the likelihood that we will be successful and there is significant doubt that we will generate enough operating revenues that will achieve profitability. If we are unsuccessful in overcoming these risks, our business will most likely fail.

We have incurred net losses since our inception.

We have not been profitable since our inception. Since our inception on March 14, 2013 through the end of second quarter, June 30, 2014, we had a net loss of ($300,864). Since our inception, we have generated limited revenues from operations. There is a substantial risk that we may never generate enough revenues for our Company becoming profitable, and we might have to discontinue operations, in which you could lose your entire investment.

We may not be able to continue as a going concern if we do not execute our business plan or obtain additional financing in the future if necessary.

Our independent accountant’s audit report included on our latest 10K filed with the SEC states that there is substantial doubt about our ability to continue as a going concern. We have incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon us executing our business plan in the planned amount of time allotted or obtaining additional financing for our planned operations if necessary. There can be no assurance that we will be able to raise any additional funds, or if we are able to raise additional funds that such funds will be in the amounts required or on terms favorable to us. Currently, our plan for raising additional funds is through additional sales of common stock which will have a dilutive effect on current shareholders as discussed in RISKS RELATED TO OUR CAPITAL STOCK.

Our competition is intense in all phases of our business.

Energy production to power remote flow computers has been historically dominated by conventional methods for generating power via solar panels and lead-acid batteries. We are developing new technologies that do not currently exist, and we believe that this new technology should give us a competitive edge due to the simplicity of the design and implementation, reduction in equipment costs for natural gas producers, as well as creating a cleaner, more reliable alternative power source for computerized flow computers in remote gas fields. Our competitors in these niche sectors are more experienced, have vastly greater financial and management resources, and have more established relations with customers than we do. These and other competitors are likely to have distribution channels for their products that we do not have, which places us at a significant disadvantage. Failure of the Company to achieve market acceptance could have a material adverse effect on our business, financial conditions and the results of our operations.

Our directors have other business interests. They may not be able or willing to devote a sufficient amount of time to our business operations and therefore may cause our business to fail.

Some of our directors are employed by or own and operate other businesses. As a result, our operations may occur at times which may not be convenient to Mr. Moore or Mr. Marioneaux. Mr. Moore currently is the CEO of Fleaux Services; Mr. Marioneaux is the Assistant District Attorney for Caddo Parish Louisiana. While our directors presently possess adequate time to attend to our interests, it is possible that the demands on them from other obligations could increase, with the result that they would no longer be able to devote sufficient time to the management of our business. The limited ability of our directors to devote time and effort to our operations may have a negative effect on us and our ability to implement our plan of operations currently and in the future. This could negatively impact the development of our business.

We could lose or fail to attract the personnel necessary to run our business.

Our success depends, to a large extent, on our ability to attract and retain key management and personnel. James Ketner, our President and Chief Executive Officer, and LaNell Armour, our Secretary and Treasurer, will be devoting all of their efforts to the success of Galenfeha. As we develop additional capabilities and expand the scope of our business, we will require more skilled personnel. Recruiting experienced personnel for the engineering, and natural gas industry is highly competitive. We may not be able to attract and retain qualified executive, managerial and technical personnel needed for our business. Our failure to attract or retain qualified personnel could delay or result in our inability to complete our business plan.

We could have unanticipated requirements for and there is an uncertainty of access to additional capital.

Although we believe we have sufficient capital for the next 12 months, and this capital is sufficient for us to execute our business model, there could be unforeseen expenses that would make it necessary to raise additional capital. There can be no assurance that we will be able to obtain additional financing, and our failure to obtain such additional financing could result in the delay or indefinite postponement of further operations which would have a material adverse effect on our business. Currently, our only plan for raising additional funds is by our directors and officers as additional equity purchases or loans to the Company, as well as additional private placements to known individuals with whom we have long term relationships, either of which might not be successful.

We have limited cash flow from operations and have depended on equity financing for our current operations.

Our current operations have been financed through sales of our Company’s securities. Although we believe we have sufficient capital available to execute our business plans over the course of the next 12 months, there is no guarantee that we will not incur unanticipated costs related to the execution of our business model, and we may be involved with additional sales of our common stock through private placements to raise additional capital, which in turn would have a dilutive effect on our shareholders.

We lack an operating history.

We were incorporated on March 14, 2013 and we have realized very limited revenues. We have very little operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to market our engineering services, develop our products, attract customers, and generate revenues through our sales; there can be no guarantee that we will be successful in the execution of our business model.

We have incurred losses since inception and cannot guarantee profitability in the near future.

Based upon current plans, we expect to become profitable in the near future, but because we have incurred losses since inception, and cannot guarantee the continued sales of our new products, there is a substantial doubt that we will become profitable because of our limited operations. We cannot guarantee that we will be successful in generating sufficient revenues in the future. Failure to generate sufficient revenues will cause us to go out of business.

Our operating results may prove unpredictable.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which we have no control. Factors that may cause our operating results to fluctuate significantly include: the level of commercial acceptance by customers of our services and products; fluctuations in the demands of our services and products; the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, infrastructure and general economic conditions. If realized, any of these factors could have a material effect on our business, financial condition and operating results, which could result in the complete loss of your investment.

We may not be able to source niche product and gain any significant market acceptance.

The Company’s growth strategy is substantially dependent upon its ability to provide custom engineering services and develop new products that do not currently exist, manufacture, as well as market those services and products successfully to prospective clients. However, our niche products and engineering services may not achieve significant acceptance. Such acceptance, if achieved, may not be sustained for any significant period of time. Failure of the Company to achieve market acceptance could have a material adverse effect on our business, financial conditions and results of our operations. As of the date of this prospectus, we have only one distributor.

Our officers and directors may have a conflict of interest with the minority shareholders.

Our Directors and Officers beneficially own approximately 56% of our outstanding common stock. Assuming the Directors and Officers sell all of their 2,848,000 shares in this offering, our Directors and Officers will own approximately 53% of all the Company’s shares of common stock. The interest of our Officers and Directors may not be, at all times, the same as that of our other shareholders. Our Officers and Directors are not simply passive investors and their interests as executives and directors may, at times be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon our Officers and Directors exercising, in a manner fair to all of our shareholders, their fiduciary duties as Officers or as members of the Company’s Board of Directors. Also, our Directors and Officers have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets, amendments to our Articles of Incorporation and the election of directors. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of us, which may be disadvantageous to minority shareholders.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting which, in turn, could harm our business and the trading price of our common stock.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. As of the date of this prospectus we do not have an estimate of the costs to the company of compliance with the Act.

We have not yet begun preparing for compliance with Section 404, but we are aware we must do so by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, as we grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our stock price.

RISKS RELATED TO OUR CAPITAL STOCK

We may never pay any dividends to shareholders.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups (JOBS) Act. For as long as we continue to be an emerging growth company, we are eligible to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The offering price of the common stock bears no relationship to our actual value, and may make our shares difficult to sell and therefore should not be used as an indicator of the future market price of the securities.

Our shares are traded on the OTCBB market. The price of our stock since it began trading on the OTCBB has ranged from $.35 to $2.40 from September 26, 2014 through the time of this prospectus. The offering price bears no relationship to the book value, assets or earnings of our Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously un-issued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 500,000,000 shares of capital stock consisting of 500,000,000 shares of common stock, par value $0.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock will be quoted on the OTCBB.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

Our common stock is currently, and in the near future will likely continue to be, considered a “penny stock”. As such, our common stock is subject to the penny stock rules as adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

There is no assurance that a public market of our common stock will develop, therefore, you may be unable to liquidate your investment in our stock.

There is a limited historic public trading market for our common stock. Although our stock currently trades on the OTCBB exchange, there can be no assurance that an orderly liquid market will develop, and if developed, will be sustained. In the absence of a liquid trading market, an investor may be unable to liquidate their investment.

Investing in the Company is highly speculative investment.

A purchase of the offered shares is highly speculative and involves significant risks. The offered shares should not be purchased by any person who cannot afford the total loss of their entire investment. The business objectives of the Company are also speculative, and it is possible that we could be unable to satisfy them. The Company’s shareholders may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business and/or investment advisor.

Buyers may pay more for our common stock than the pro rata portion of the assets.

The offering price and other terms and conditions regarding the Company’s shares have been arbitrarily determined and do not bear any relationship to assets, earnings, book value or any other objective criteria of value. Additionally, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Buyers of our shares pursuant to this offering will pay more for our common stock than the pro-rata portion of the assets are worth and as a result, investing in our Company may result in an immediate loss.

Anti-takeover rules of certain provisions of the Nevada state law my hinder a potential takeover.

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest”. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the Articles of Incorporation or Bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; or (2) does business in Nevada directly or through an affiliated corporation. At this time, we do not have 100 stockholders of record in the state of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisitions act may discourage companies or persons interested in acquiring a significant interest in or control of Galenfeha, regardless of whether such acquisition may be in the interest of our stockholders.

SELLING SHAREHOLDERS

This prospectus covers the public resale by the selling shareholders named below of all of the shares of common stock which they own at the date of this prospectus. None of the named selling stockholders are our affiliates. We will bear all registration expenses. We are registering the shares listed below in order to permit the named selling shareholders to offer such shares for resale from time to time. The table below assumes each named selling shareholder sells all shares beneficially owned at the date of this prospectus. No named selling shareholder is required to sell any shares listed below. The shares of our stock being offered by this prospectus may be offered directly by the selling shareholders named below or by pledgees, donees, transferees or other successors in interest thereto, as discussed under “Plan of Distribution” below.

Name of Selling	Shares Beneficially	Percentage		Shares Beneficially	Percentage
Stockholder	Owned prior to	Beneficially	Shares to Offer	Owned after	Beneficially
	Offering	Owned prior to		Offering	Owned After
		Offering			Offering
Peter Pagliaruli	600,000	*	600,000	-	-
Sean Michael Coughlin	600,000	*	600,000	-	-
David Leimbrook	2,700,000	3.5%	2,700,000	-	-
Ray S. Moore, Jr. (2)	2,000,000	2.6%	2,000,000	-	-
Robbin Alexander	2,000,000	2.6%	2,000,000	-	-
Kevin Anderson	100,000	*	100,000	-	-
Billy Barefield III	100,000	*	100,000	-	-
Greg Batte	100,000	*	100,000	-	-
Martha Bordelon	100,000	*	100,000	-	-
Darren Brune	200,000	*	200,000	-	-
Brantsen Castloo	200,000	*	200,000	-	-
Kennan Castloo	200,000	*	200,000	-	-

Charles Coco Jr.	200,000	*	200,000	-	-
Dick Conley	200,000	*	200,000	-	-
Heather Coughlin	100,000	*	100,000	-	-
Larry Culp	100,000	*	100,000	-	-
Darren Deville	100,000	*	100,000	-	-
Joseph Distefano	100,000	*	100,000	-	-
Mary Easley	100,000	*	100,000	-	-
Rick Ganey	1,000,000	1.3%	1,000,000	-	-
Raven Hamill	100,000	*	100,000	-	-
Kevin Hammond	100,000	*	100,000	-	-
Donald Hathaway	100,000	*	100,000	-	-
Keith Horton	200,000	*	200,000	-	-
Robert Jackson	100,000	*	100,000	-	-
Todd Jackson	100,000	*	100,000	-	-
Dale Laurence	100,000	*	100,000	-	-
Deeanna Laurence	200,000	*	200,000	-	-
Peter Lockwood	100,000	*	100,000	-	-
Mark Long	120,000	*	120,000	-	-
Patty Lowe	100,000	*	100,000	-	-
Eryn Luman	200,000	*	200,000	-	-
Craig Marcotte	600,000	*	600,000	-	-
Barte Marlowe	100,000	*	100,000	-	-
Christopher Marlowe	1,000,000	1.3%	1,000,000	-	-
Cynthia Marlowe	100,000	*	100,000	-	-
Matthew Marlowe	100,000	*	100,000	-	-
Litt Martin	100,000	*	100,000	-	-
Robbie Mayberry	100,000	*	100,000	-	-
Robert Andrew Mayberry	100,000	*	100,000	-	-
Christopher McFarlain	100,000	*	100,000	-	-
Ken Meeks	100,000	*	100,000	-	-
Jesus Mendez	100,000	*	100,000	-	-
Kandace Monney	100,000	*	100,000	-	-
Addison Moore	100,000	*	100,000	-	-
Judith Diane Moore (2)	2,000,000	2.6%	2,000,000	-	-
Michelle Lee Moore	100,000	*	100,000	-	-
Zachary Taylor Moore	100,000	*	100,000	-	-
Daniel Scott Moreland	1,000,000	1.3%	1,000,000	-	-
Mathew Scott Moreland	1,000,000	1.3%	1,000,000	-	-
Bennett Murff	220,000	*	220,000	-	-
Brian Nallin	500,000	*	500,000	-	-
Janis Nallin	100,000	*	100,000	-	-
Micah Patton	100,000	*	100,000	-	-
Jon Paul	100,000	*	100,000	-	-
Orlando Pipkin	400,000	*	400,000	-	-
Jeffrey Ransom	200,000	*	200,000	-	-
Joe Robbins	100,000	*	100,000	-	-
Matt Saul	120,000	*	120,000	-	-
Leo Savage Jr.	480,000	*	480,000	-	-
Burnard Tabor Jr.	100,000	*	100,000	-	-
Stacey Tower	100,000	*	100,000	-	-
Joseph Valentine	200,000	*	200,000	-	-
Adam Vegas	600,000	*	600,000	-	-
Clinton Vegas	200,000	*	200,000	-	-
Amber Wallace	100,000	*	100,000	-	-
Mark Warren	2,000,000	2.6%	2,000,000	-	-

William Wiethaupt III	100,000	*	100,000	-	-
Jared Wiley	100,000	*	100,000	-	-
Mary Wiley	100,000	*	100,000	-	-
Terrie Wiley	100,000	*	100,000	-	-
Donald Wilhite	100,000	*	100,000	-	-
Michael Wilhite	100,000	*	100,000	-	-
Scott Willis	200,000	*	200,000	-	-

*Less than 1%
(1) Selling shareholder is a relative of Mr. Trey Moore, a Director of the Company. They do not occupy the same household. There are no agreements between the Company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling shareholders to permit the resale of these securities by the holders of the shares of common stock from time to time after the date this prospectus becomes effective. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling the shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440-1 and IM-2440-2.

In connection with sales of the shares of common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling shareholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our shares of common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares of common stock were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. We will pay all expenses of the registration of the shares of common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an aggregate number of 500,000,000 shares of capital stock, of which 500,000,000 shares are common stock, $0.001 par value per share. We do not have any preferred stock authorized.

Common stock

We are authorized to issue 500,000,000 shares of common stock, $0.001 par value per share. Currently, we have 77,812,000 shares of common stock issued and outstanding. We have no preferred stock that converts into common stock outstanding.

Each share of common stock shall have one vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common shareholders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. The transfer agent’s telephone number is (727) 289-0010.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with our Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Experts

Karlen & Stolzar, LLP, 445 Hamilton Avenue, Suite 1102, White Plains, New York 10601, and Telephone: (914) 949-4600 has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

Kyle L. Tingle, CPA, LLC, our independent registered public accountant, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports, dated March 15, 2014, has presented its report with respect to our December 31, 2013 audited financial statements.

DESCRIPTION OF THE BUSINESS

Galenfeha was incorporated on March 14, 2013 under the laws of the State of Nevada with a fiscal year end of December 31. Our corporate office is located at 2705 Brown Trail, Suite 100, Bedford Texas 76021, and our manufacturing facility is located at 9204 Linwood Avenue, Suite 104, Shreveport Louisiana 71106. Our website is www.galenfeha.com, and our primary contact phone numbers are 1-800-280-2404 and 1-817-945-6448. We are an engineering, manufacturing, and product development company that provides engineering services, stored energy products, and alternative power generation products mainly to oil and gas producers. Not only do we provide contractual engineering services, we produce and implement our proprietary products into the mainstream of natural gas production sites, and sell these products and services to oil and gas producers through a distribution network of oil field services companies.

Galenfeha has developed solutions that can eliminate or reduce the dependence on the solar panel-lead acid battery combinations, and provide a simple, easy to install solutions to power computerized flow meters and provide an alternative to lead acid batteries. We are developing power generation solutions that operate in the existing flow of natural gas production, and utilize the existing kinetic energy flowing through recovery pipelines to generate power for the computers that measure a well’s output. Our products reduce the dependence on conventional options such as expensive solar panels and hazardous lead acid batteries, which have historically been used at natural gas production sites to power computerized flow meters. In May 2014, we began the production of our new patent pending battery technology, and at the end of second quarter 2014 began the production of these batteries that ‘outlive’ current lead acid batteries, and have almost zero environmental impact upon disposal. Our environmentally “Green” high performance batteries replace existing lead acid batteries currently used in remote location natural gas flow computers.

Our products deliver several significant benefits to oil and gas producers and the energy industry as a whole. This technology is designed to:

•	simplify the current complex nature of apparatus needed to power remote computerized flow meters with exiting lead acid batteries,
•	generate a reliable, lower carbon footprint energy source for computerized flow meters,
•	decrease environmental impact for stored energy, and
•	reduce HSE (health/safety/engineering) exposure that exist in today’s conventional products.

Our revenue stream comes from three primary sources: 1) our contractual engineering services for engineering projects, 2) the sale of our products through distributor networks, and 3) related implementation services and training to the distributor employees located in the states of Texas and Louisiana. Our products and services reduce our customers’ costs associated with current energy production, reducing carbon footprint, hazardous waste, and other non-sustainable aspects of producing energy with current technologies.

We believe that the following strengths enable us to compete successfully in the power generation industry:

•	Our products are a novel solution for generating clean stored energy.
•	Our products are relatively lightweight and compact in size and easy to ship
•	Raw materials for manufacturing our products are readily available
•	Our products have unique characteristics, not readily-achievable by current technologies
•	Our products provide a more reliable power source designed for use in remote locations of oil and gas production sites which are difficult to reach and maintain.
•	Our products will function in almost any environmental condition
•	The power generated by our technology is compatible for use with existing oil and gas production infrastructure.

Our customers value the reliability of our products, portable size, non-weather dependent, maintenance-free, easy installation and implementation and low environmental impact. Our customers benefit from the elimination of hazardous lead-acid deep cycle marine batteries, as well as the reduction in the implementation, maintenance, replacement equipment and man hour costs associated with the traditional solar/lead acid battery combinations. We believe that these factors will allow us to continually penetrate the alternative power market with a much quicker return on investment for our customers.

Recent Developments

In the first quarter of 2014, we began developing a new battery technology that will operate flow computers in remote locations. These batteries provide an environmentally friendly, inherently safe, internally temperature regulated, uninterruptible power supply for oil and gas well location monitoring and measurement equipment. By the end of first quarter 2014, these batteries had proven effective in the field, and in April 2014, the Company ordered the first material to begin production of these batteries. At the beginning of May, 2014, we ordered 700 units of the parts necessary to begin the assembly in July 2014. At the beginning of third quarter 2014, we began shipping our patent pending batteries to a distributer in Shreveport, Louisiana. The initial sales of these batteries should allow the Company to become profitable. As of the date of this prospectus, we are designing new technology to meet additional requirements for Oil and Gas Producers, including theft reduction measures, and anticipate commercializing these additional new products by the end of third quarter 2014.

Since inception, the Company has accomplished key milestones outlined in our 2013-2014 statement of work. A majority of the monies spent to date have been for initial financing activities related to creating a public company, developing new products, and R&D cost, and purchasing material to meet manufacturing requirements. We anticipate that by the end of third quarter 2014, that the initial cost for formation activities will be greatly reduced, and the majority use of capital will be in research and development of new products and purchasing raw material to produce our products.

A condensed version of our 2014 Statement of Work is as follows:

1.	Finalize test results in the field for new battery technology. (3/14)
2.	Open manufacturing facility offices in Louisiana. (5/14)
3.	Begin production of our first line of products (7/14)
4.	Develop new products (7/14-12/14)
5.	Search for merger acquisitions for Engineering, Oil, and Gas production (ongoing)

Potential Revenue

Our initial revenue stream comes from three primary sources: 1) our contractual engineering services for engineering projects, 2) the sales of our products through a distributor network, and 3) related implementation services and training to the distributor employees located throughout our distributor’s sales offices. Our products and services reduce our customer’s cost associated with current energy production, reducing carbon footprint, hazardous waste, and other non-sustainable aspects of providing stored energy with current technologies. Since we recently began operations of our business, we can provide no assurance that we will continue to successfully develop and sell our products or services related to our planned activities.

Marketing and Distribution

We have been executing our business plan by refining our business model, developing products, implementing these products in oil and gas field environments, setting up distribution channels in the United States and planning for distribution outside the U.S. Key members of our Board of Directors currently hold positions in natural gas production companies that will allow us to establish a preliminary distribution channel. Utilizing the established network of natural gas producers and a demonstrable prototype, we will expand our reach throughout the US and globally.

Competition

Our initial products are unique to the oil and natural gas market therefore there is no direct competitors; however, our products would be considered a replacement for the traditional combination of deep cycle lead-acid batteries. In each of these industries, there are a large number of companies around the world manufacturing deep cycle lead-acid batteries.

Today the main solution for powering remote well locations comprises a combination of lead-acid deep-cycle battery and portable solar panels. Both of these products are required to create the current power source for remote computerized flow meters and these are the markets in which we are currently targeting. Major modes of failure of deep-cycle batteries are loss of the active material due to shedding of the plates, and corrosion of the internal grid that supports active material. The capacity of a deep cycle battery is usually limited by electrolyte capacity and not by the plate mass, to improve life expectancy. In these industries, there are a large number of companies around the world manufacturing deep cycle lead-acid batteries. Among the leaders in the deep-cycle lead acid battery manufacturers are Exide Technologies, NorthStar Battery and Crown Batteries. All of these companies have well established manufacturing and distribution networks worldwide.

Our products have none of the inherent issues associated with technologies currently being used to power remote well production locations. Our products are not dependent on nor affected by weather conditions, nor does it contribute to the carbon footprint or climatic change issues. Our products produce clean, sustainable power replacements to lead acid batteries. Our greatest challenges are establishing a broad distribution network, creating a supply chain management system, and continually commercializing our products to the greater portion of North America.

Competitive Advantages

The basis of competition in our industry is reliability and profitability. If a power source is inefficient or unreliable, flow meter computers do not function and therefore do not record the amount of gas flowing through the pipe, which directly affects the gas company’s output records and therefore their profitability. The complexity of power sources inherently creates a more difficult and expensive implementation in terms of equipment and manpower. The simplicity of the implementation of our products makes them attractive to field services companies because of longevity of their lifecycle and therefore increases productivity and profitability.

We believe that the following strengths should enable us to compete successfully in the the stored energy product category and have listed these attributes what we currently have and what we anticipate.

•	Current - Our products are a novel solution for storing clean electricity
•

Current - Our products are lightweight, compact in size, and easy to ship, relative to the size of a typical lead-acid batteries. Most remote solar powered lead acid battery arrays weigh hundreds of pounds, occupy a space of over 6 cubic feet, and have to be shipped via trucks or trailers. Our products are more compact and contain no hazardous material.

•	Current - Raw materials for our products are readily available, made of materials that are easily attainable, and the materials used in the production of our product have little environmental impact.
•	Current – We are delivering our products with great results and are being readily accepting in the Oil and Gas industry.
•

Expected – We will constantly be developing new products that offer a more reliable power source than is what is currently used today, and is not dependent on environmental factors such as weather conditions that current lead acid batteries and solar panels require.

Contract Engineering Services/Product Development

The engineering services we provide are to oil and gas producers that require resolution to ongoing problems. Our first engineering request occurred on July 8, 2013, when we met with Fleaux Services’ management team. They requested a solution to design a more reliable power source for flow meters and eliminate the current lead-acid batteries and solar panels technology. Fleaux Services was the first company to test the feasibility and reliability of these types of products. Our products have been continually developed through the end of 2013, and refined in first quarter 2014. We began production of ‘clean’ battery technology at the end of 2nd quarter 2014, and are currently in production. Our primary distributer is Fleaux Services although there is no contractual agreement in place with Fleaux Services. We bill for engineering services as needed for the implementation of our new products, training for employees who install our products, custom ‘tuning’ of our new products for individual wells, and the cost of the actual products. We currently have a non-contractual arrangement with Fleaux Services in which they purchase our products and services for a price that enables us to profit from the relationship but the amount of such a profit cannot be determined now and it is possible that such an arrangement may not be able to continue.

Market Analysis

The U.S. Energy Information Administration informs us that global energy consumption is in the trillions of dollars. We believe our technology will enable natural gas producers to operate in a more environmentally friendly manner. Natural gas producers are looking for a more efficient technology for powering remote locations. Currently, natural gas producers use a combination of lead-acid batteries and solar panels to power the monitoring systems in these remote locations. We believe our technology simplifies and eliminates hazardous waste and problematic recycling of lead-acid deep-cycle batteries. We expect our technology will enable energy producers to operate more efficiently and with cleaner and more reliable methods.

Industry Analysis

Management believes that energy producers and suppliers are aware of the global and environment issues worsening with the continued use of current methods of energy production. This will allow us to offer competitive solutions in the multi-billion dollar arena of energy production.

Strategy and Implementation Summary

Our technology while simple is also scalable to larger applications and can be implemented globally. Galenfeha will develop new applications for the energy industry based on our clean, renewable technology that are currently not available in the market. Field test of the initial prototypes have provided the initial proof of concept allowing for implementation of the technology on a much broader scale through the remainder of this year.

Key elements of our business strategy include:

•	Partnering with natural gas producers with knowledge of sector specific issues which can be solved with our technology.
•	Identifying industry-centric partnerships for technology out-licensing and in-licensing opportunities.
•	Fostering commercial relationship with industry partners.
•	Developing pricing models that capitalize on available energy subsidies to make our product affordable and attractive to our target markets.
•	Developing cost-effective and efficient supply-chain management and manufacturing processes.
•	Identifying and potentially acquiring strategic and/or complementary technologies.

Online Marketing Strategy

We operate and maintain a website found at www.galenfeha.com which will be the primary vehicle for our online marketing strategy. It has been designed to convey our objectives, progress on new developments, links to social media, an overview of our products and engineering services, as well as provide a link to the www.sec.gov site to access to our financial information, and contact information for customers who have questions about our product or services.

Research and Development Expenditures

To date, we have spent approximate $150,000 on developing our products. We anticipate continued additional cost being associated for developing new technology as required. At this time, we have not outlined a specific budget for specific projects. We have recently hired full time engineers to help reduce the cost of contractual engineers and staff associated with development cost.

Patent and Trademarks

We currently have a “Patent Pending’ application filed for our new computer controlled battery technology. We are investigating trademarking our logo and other language associated with our Company.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the construction and operation of any facility in any jurisdiction in which we would conduct activities.

Need for Government Approval for its Product or Services

We are not required to apply for or have any government approval for our product or services.

DESCRIPTION OF PROPERTY

We currently lease and occupy space which supports our executive offices as well as our research and development facility. Our lease agreement for approximately 2,000 square feet, signed on June 20, 2013 is for five years, at $24,000 per year, and expires on June 20, 2018. The selection of our engineering facility in Bedford Texas facilitates our statement of work because (i) it is close to one of the most accessible airports on the planet, (ii) the housing/rent/costs in this area are extremely affordable to attract contract engineers, (iii) the State of Texas is ‘Business friendly, (iv) there is a large pool of talent in the DFW metroplex we can attract to assist us in our product development. Management believes that our current arrangement is sufficient for its needs at this time. We recently opened a manufacturing facility in Shreveport Louisiana. Our lease is for two years at a rate of $850/month, prepaid through 2014.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is currently listed on the OTCBB exchange under the ticker symbol GLFH. Beginning September 26, 2014 the low and high prices for our common stock for the quarter ended September 30, 2014 are $0.35 and $0.38. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Holders of Common Stock

As September 30, 2014 we had 114 stockholders of record.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

On October 17, 2013, the Company filed on form S-8, an employee stock compensation plan. This S-8 registration statement registers 100,000,000 shares of common stock which includes 45,000,000 shares of common stock that may be resold by Directors originally purchased at par value upon the formation of the Company that are covered by the “Affiliate Resale Restriction Agreement” and are released to each Director upon completion of the terms of the agreement as compensation for services completed, and 5,000,000 shares that may be resold by employees originally issued to them as compensation for services rendered, and 55,000,000 shares not yet issued for compensation of services.

In October 2013, the Company entered into an agreement with the Directors called “Employee Resale Restriction Agreement”. In short, this plan prevents a Director of the Company to terminate his position, and keep stock they acquired upon the formation of the Company. Details of the agreement can be found on Form 8-K filed with the Securities and Exchange Commission on October 25, 2013.

GALENFEHA, INC.
INDEX TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Galenfeha, Inc.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$134,752	$73,480
Accounts receivable	27,500	-
Inventory	231,508	-
Prepaid rent	2,550	-
Due from officer	8,695	8,695
Total current assets	405,005	82,175
FIXED ASSETS, net of $4,431 and $827 accumulated depreciation	82,444	10,060
OTHER ASSETS	500	250
TOTAL ASSETS	$487,949	$92,485

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$37,603	$5,180
Total liabilities	37,603	5,180

COMMITTMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock subscribed	-	22,500
Capital stock Authorized: 500,000,000 common shares, $0.001 par value Issued and outstanding shares: 77,812,000 shares at September 30, 2014 and 51,252,000 shares at December 31, 2013	77,812	51,252
Additional paid-in capital	784,988	150,048
Accumulated deficit	(412,454)	(136,495)
Total stockholders’ equity	450,346	87,305
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$487,949	$92,485

See notes to the condensed financial statements.

Galenfeha, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

				Inception
	For the Three	For the Three	For the Nine	March 14,
	Months Ended	Months Ended	Months Ended	2013 to
	Sept. 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013

Revenues:	$156,500	$-	$164,500	$-

Cost of Sales	102,030	-	112,071	-

Gross Profit	54,470	-	52,429	-

Expenses:
General and administrative	65,067	33,531	132,626	51,983
Payroll expenses	93,586	-	132,290	-
Professional fees	5,732	2,979	37,542	15,979
Engineering research and development	-	12262	22,350	12,262
Depreciation expense	1,663	275	3,604	552
Total expenses	166,048	49,047	328,412	80,776

Loss from continuing operations	(111,578)	(49,047)	(275,983)	(80,776)

Other (expense) income
Interest income	10	16	46	23
Interest expense	(22)	-	(22)	-
Total other (expense)	(12)	16	24	23

Net loss	$(111,590)	$(49,031)	$(275,959)	$(80,753)

Net (loss) per share basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average number of common shares outstanding, basic and diluted	77,812,000	50,699,826	67,643,722	47,563,192

See notes to the condensed financial statements.

Galenfeha, Inc.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Stock				Deficit
					Accumulated
			Common	Additional	during
			Stock	Paid	Development
	Shares	Amount	Subscribed	in Capital	Stage	Total
Inception March 14, 2013
Common shares issued for cash and assets at $0.001 per share	45,000,000	$45,000	$-	$-	$-	$45,000
Common shares issued for cash at $0.025 per share	6,252,000	6,252	-	150,048	-	156,300
Common shares subscribed	-	-	22,500	-	-	22,500
Loss for the period from inception on March 14, 2013 to December 31, 2013	-	-	-	-	(136,495)	(136,495)
Balance – December 31, 2013	51,252,000	51,252	22,500	150,048	(136,495)	87,305

Common shares issued for cash at $0.020 per share	500,000	500	-	9,500	-	10,000
Issuance of subscribed shares	900,000	900	(22,500)	21,600	-	-
Common shares issued for cash at $0.025 per share	25,160,000	25,160	-	603,840	-	629,000
Net loss – September 30, 2014	-	-	-	-	(275,959)	(275,959)
Balance – September 30, 2014	77,812,000	$77,812	$-	$784,988	$(412,454)	$450,346

See notes to the condensed financial statements.

Galenfeha, Inc.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

		Inception
	Nine Months	March 14,
	Ended	2013 to
	Sept.30, 2014	Sept. 30, 2013

OPERATING ACTIVITIES

Net loss	$(275,959)	$(80,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,604	552
Changes in Operating Assets and Liabilities:
Increase in accounts receivable	(27,500)	-
Increase in inventory	(231,508)	-
Increase in prepaid expenses and other assets	(2,800)	(250)
Increase in accounts payable and accrued liabilities	32,423	8,000
Net cash used in operating activities	(501,740)	(72,451)

INVESTING ACTIVITIES

Purchase of fixed assets	(75,988)	(8,387)
Net cash used in financing activities	(75,988)	(8,387)

FINANCING ACTIVITIES
Advance to officer	-	(8,695)
Sale of capital stock	639,000	198,800

Net cash provided by financing activities	639,000	190,105

INCREASE IN CASH	61,272	109,267

CASH AT BEGINNING OF PERIOD	73,480	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$134,752	$109,267

SUPPLEMENTAL INFORMATION AND NON- MONETARY TRANSACTIONS

Assets contributed for common stock	$-	$2,500
Cash paid for:
Interest expense	$22	$-
Income taxes	$-	$-

See notes to the condensed financial statements.

Galenfeha, Inc.
Notes to Unaudited Condensed Financial Statements
September 30, 2014

NOTE 1 - NATURE OF BUSINESS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2014, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2013 audited financial statements included in its Form 10-K filed with the Securities and Exchange Commission. The results of operations for the period ended September 30, 2014 and the same period last year are not necessarily indicative of the operating results for the full years.

Galenfeha incorporated in the State of Nevada on March 14, 2013, as a for-profit company with a fiscal year end of December 31. Our business office is located at 2705 Brown Trail, Suite 100, Bedford, Texas 76021. We are an engineering company who will be providing engineering services and an alternative power product mainly to natural gas producers. Not only will we be providing contractual engineering services, we hope to implement our new and proprietary technology in a new product, and provide this product to natural gas producers.

Our intended revenue stream will come from our contractual engineering services and products we develop and manufacture for natural gas producers, initially in the states of Texas and Louisiana. Our engineering services and product will reduce our customer’s cost associated with current energy production, including carbon footprint, hazardous waste, and other non-sustainable aspects of producing energy with current technologies. Since we are presently in the development stage of our business, we can provide no assurance that we will successfully develop and sell any product or services related to our planned activities.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended September 30, 2014, the Company had limited operations and had not emerged from the development stage. In view of these matters, the Company’s ability to continue as a going concern is dependent upon the Company’s ability to begin operations and to achieve a level of profitability. The Company intends on financing its future development activities and its working capital needs largely from the sale of equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2 regarding the assumption that the Company is a “going concern”).

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue for sales and billing for freight charges upon delivery of the product to the customer at a fixed and determinable price with a reasonable assurance of collection, passage of title to the customer as indicated by shipping terms and fulfillment of all significant obligations, pursuant to the guidance provided by Accounting Standards Codification (“ASC”) Topic 605. For sales to all customers, including manufacturer representatives, distributors or their third-party customers, these criteria are met at the time product is shipped. When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled. In addition, judgments are required in evaluating the credit worthiness of our customers. Credit is not extended to customers and revenue is not recognized until we have determined that collectability is reasonably assured. The Company estimates customer product returns based on historical return patterns and reduces sales and cost of sales accordingly. As of September 30, 2014, 100% of sales were to a single customer.

CASH AND CASH EQUIVALENTS

All cash, other than held in escrow, is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents. Cash at September 30, 2014 and December 31, 2013 was $134,752 and $73,480, respectively.

ACCOUNTS RECEIVABLE

Accounts receivable represents the uncollected portion of amounts recorded as revenues. Management performs periodic analyses to evaluate all outstanding accounts receivable to estimate an allowance for doubtful accounts that may not be collectible, based on the best facts available to management. Management considers historical collection patterns, accounts receivable aging trends and specific identification of disputed invoices in its analyses. After all reasonable attempts to collect a receivable have failed, the receivable is directly written off. As of September 30, 2014 and December 31, 2013, the balance of the allowance for doubtful accounts was $0 and $0, respectively.

As of September 30, 2014, accounts receivable from one customer comprised 100% of total accounts receivable for a sales made in the quarter ended September 30, 2014.

INVENTORIES

Inventories are stated at the lower of cost, determined on a first-in, first-out basis (“FIFO”), or market, including direct material costs and direct and indirect manufacturing costs. As of September 30, 2014, all work in process inventory assembled had been sold and only cost of materials and freight-in are included in raw material inventory.

PROPERTY

Property, plant and equipment is recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years for furniture, fixtures, and equipment. Expenditures for repairs and maintenance are charged to expense as incurred.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs, predominately internal labor costs and costs of materials, are charged to expense when incurred.

SHIPPING AND HANDLING CHARGES

The Company incurs costs related to shipping and handling of its manufactured products. These costs are expensed as incurred as a component of cost of sales. Shipping and handling charges related to the receipt of raw materials are also incurred, which are recorded as a cost of the related inventory.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share is calculated in accordance with FASB ASC topic, “Earnings Per Share.” The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share. Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at September 30, 2014. As of September 30, 2014, the Company had no dilutive potential common shares.

FAIR VALUE ACCOUNTING

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1      Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2      Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3      Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915), Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, "Consolidation” (“ASU 2014-10”). The amendments in ASU 2014-10 remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from accounting principles generally accepted in the United States of America (“U.S. GAAP”). In addition, the amendments eliminate the requirements for development stage entities to: (i) present inception-to-date information in the statements of income, cash flows, and shareholder equity; (ii) label the financial statements as those of a development stage entity; (iii) disclose a description of the development stage activities in which the entity is engaged; and (iv) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The presentation and disclosure requirements in ASC Topic 915, "Development Stage Entities" are no longer required for interim and annual reporting periods beginning after December 15, 2014. The revised consolidation standards will take effect in annual periods beginning after December 15, 2015, however, early adoption is permitted. The Company has elected to early adopt the provisions of ASU 2014-10 for this unaudited condensed consolidated financial statements.

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company’s present or future financial statements.

NOTE 4 - SHAREHOLDERS’ EQUITY

COMMON STOCK

The authorized common stock of the Company consists of 500,000,000 shares with a par value of $0.001.

On March 11, 2014, the Company sold 500,000 shares at the fixed price of $0.02 to an employee of the Company for $10,000.

On April 17, 2013, the Company filed with the Securities and Exchange Commission an exemption from registration offering on Form D. The offering was closed on April 17, 2014. During this private offering, the Company issued 32,312,000 shares that were subscribed in the one year period at a fixed price of $.025 per share for total proceeds of $807,800.

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

The Company entered into a lease agreement for office and research facilities in Texas. One lease is for five years at $24,000 per year beginning September 20, 2013. The second lease is for $10,200 per year for 24 months beginning in June 2014. The lease commitments for the facilities are:

Year
Ended	Amount
2014	$8,550
2015	34,200
2016	27,400
2017	24,000
2018	11,750
$105,900

From time to time the Company may be a party to litigation matters involving claims against the Company. Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

Galenfeha, Inc.
(A Development Stage Company)
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Galenfeha, Inc.

We have audited the accompanying balance sheet of Galenfeha, Inc. (A Development Stage Company) as of December 31, 2013 and the related statements of operations, stockholders’ deficit, and cash flows for the period March 14, 2013 (inception) through December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Galenfeha, Inc. (A Development Stage Company) as of December 31, 2013 and the results of its operations and cash flows for the period March 14, 2013 (inception) through December 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kyle L. Tingle, CPA, LLC

/s/ Kyle L. Tingle
CPA, LLC
March 24, 2014
Las Vegas, Nevada

GALENFEHA, INC.
(A Development Stage Company)
BALANCE SHEET

As of December 31,
2013

ASSETS
CURRENT ASSETS
Cash	$73,480
Due from officer	8,695
Total current assets	82,175
FIXED ASSETS, net of $827 accumulated depreciation	10,060
OTHER ASSETS	250
TOTAL ASSETS	$92,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$5,180
Total liabilities	5,180

COMMITTMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock subscribed	$22,500
Capital Stock Authorized: 500,000,000 common shares, $0.001 par value Issued and outstanding shares: 51,252,000 common shares	51,252
Additional paid-in capital	150,048
Deficit accumulated during the development stage	(136,495)
Total stockholders’ equity	87,305

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$92,485

(See notes to the financial statements)

GALENFEHA, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

For the Period from
Inception March 14,
2013
to December 31, 2013
REVENUES	$—
EXPENSES
General and administrative	101,547
Engineering research and development	12,262
Professional fees	22,726
(136,535)
Net Operating Loss	(136,535)
Interest income	40
Income Before Income Taxes	(136,495)

Provision for Income Taxes	—

Net Loss	$(136,495)

PER SHARE DATA:
Basic and diluted loss per common share	$(0.00)

Basic and diluted weighted average common shares outstanding	48,753,965

(See notes to the financial statements)

GALENFEHA, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

					Deficit
	Common Stock				Accumulated
				Additional	during
			Common Stock	Paid in	Development
	Shares	Amount	Subscribed	Capital	Stage	Total
Inception March 14, 2013

Common shares issued for cash and assets at $0.001 per share	45,000,000	$45,000	$-	$-	$-	$45,000

Common shares issued for cash at $0.025 per share	6,252,000	6,252		$150,048		156,300

Common shares subscribed			$22,500			22,500

Loss for the period from inception on March 14, 2013 to December 31, 2013					136,495	136,495

Balance – December 31, 2013	51,252,000	$51,252	$22,500	$150,048	$136,495	$87,305

(See notes to the financial statements)

GALENFEHA, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

For the Period from
Inception March 14,
2013
to December 31, 2013

OPERATING ACTIVITIES

Net loss	$(136,495)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	827
Changes in Operating Assets and Liabilities:
Increase in other assets	(250)
Increase in accounts payable and accrued liabilities	5,180
Net cash used in operating activities	(130,738)

INVESTING ACTIVITIES
Purchase of fixed assets	(8,387)
Net cash used in financing activities	(8,387)

FINANCING ACTIVITIES
Advance to officer	(8,695)
Sale of common stock	221,300
Net cash provided by financing activities	212,605

INCREASE IN CASH	73,480

CASH AT BEGINNING OF PERIOD	—

CASH AT END OF PERIOD	$73,480

SUPPLEMENTAL INFORMATION AND NON-MONETARY TRANSACTIONS

Assets contributed for common stock	$2,500

Cash paid for:
Interest expense	$—
Income taxes	$—

(See notes to the financial statements)

GALENFEHA, INC.
(A Development Stage Company)
Notes to Financial Statements
For the Period from March 14, 2013 (Date of Inception) through December 31, 2013

NOTE 1 - NATURE OF BUSINESS

Galenfeha incorporated in the State of Nevada on March 14, 2013, as a for-profit company with a fiscal year end of December 31. Our business office is located at 2705 Brown Trail, Suite 100, Bedford, Texas 76021. We are an engineering company who will be providing engineering services and an alternative power product mainly to natural gas producers. Not only will we be providing contractual engineering services, we hope to implement our new and proprietary technology in new product, and provide this product to natural gas producers.

Our intended revenue stream will come from our contractual engineering services and products we develop and manufacture for natural gas producers, initially in the states of Texas and Louisiana. Our engineering services and product will reduce our customer’s cost associated with current energy production, including carbon footprint, hazardous waste, and other non-sustainable aspects of producing energy with current technologies. Since we are presently in the development stage of our business, we can provide no assurance that we will successfully develop and sell any product or services related to our planned activities.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended December 31, 2013, the Company had no operations. As of December 31, 2013 the Company had not emerged from the development stage. In view of these matters, the Company’s ability to continue as a going concern is dependent upon the Company’s ability to begin operations and to achieve a level of profitability. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes until such time that funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2 regarding the assumption that the Company is a “going concern”).

DEVELOPMENT STAGE COMPANY

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

FASB Accounting Standards Codification (ASC) topic, “Fair Value Measurements and Disclosures”, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

ASC Topic 820, in and of itself, does not require any fair value measurements. As at December 31, 2013 the Company did not have assets or liabilities subject to fair value measurement.

CASH AND CASH EQUIVALENTS

All cash, other than held in escrow, is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents. Cash at December 31, 2013 was $73,480.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven. Total depreciation expense related to property and equipment was $827 for the period ended December 31, 2013. Maintenance and repairs are charged to operations when incurred. Major betterments and renewals are capitalized. Gains or losses are recognized upon sale or disposition of assets.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE

The Company accounts for income taxes under FASB ASC Topic “Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets were recognized as of December 31, 2013.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share is calculated in accordance with FASB ASC topic, “Earnings Per Share.” The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share. Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at December 31, 2013. As of December 31, 2013, the Company had no dilutive potential common shares.

SHARE-BASED EXPENSES

FASB ASC Topic “Compensation – Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.

Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC Topic, “Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

There were no share-based expenses for the period ending December 31, 2013.

REVENUE RECOGNITION

The Company has no current source of revenue. The Company intends to recognize revenue as required by the Revenue Recognition Topic of the FASB Accounting Standards Codification.

ADVERTISING

Advertising costs are expensed as incurred. There has been no advertising cost incurred for the period March 14, 2013 (date of inception) through December 31, 2013.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company’s present or future financial statements.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years.

A summary is as follows:

2013
Furniture and equipment	$4,641
Vehicles	6,246
10,887

Less accumulated depreciation	(827)

Property and equipment, net	$10,060

Depreciation expense related to property and equipment was $827 for the period ended December 31, 2013.

NOTE 5 - SHAREHOLDERS’ EQUITY

COMMON STOCK

The authorized common stock of the Company consists of 500,000,000 shares with a par value of $0.001.

The Company issued 10,000,000 shares of our $0.001 par value common stock to James Ketner, our President/CEO and director, on March 31, 2013 for a cash contribution in the amount of $7,500, and assets he contributed to the Company in the amount of $2,500 for a total cash value of $10,000. The Company issued 10,000,000 shares of our $0.001 par value common stock to Mr. Richard Owston, a director, on March 31, 2013 for a cash contribution of $10,000. The Company issued 10,000,000 shares of our $0.001 par value common stock to Mr. Trey Moore, a director, for a cash contribution of $10,000. In April, 2013, two additional directors joined the Company, Ms. LaNell Armour, and Mr. Lucien Marioneaux. Ms. Armour purchased 5,000,000 shares of our $0.001 common stock for a cash contribution of $5,000. Mr. Marioneaux purchased 10,000,000 shares of our $0.001 common stock for a cash contribution of $10,000.

On April 17, 2013, the Company filed with the Securities and Exchange Commission an exemption from registration offering on Form D. As of December 31, 2013, the Company has sold 6,252,000 shares of our common stock to private investors at a fixed price of $0.025 for total proceeds of $156,300.

On October 7, 2013, the Company subscribed 900,000 shares of common stock at $0.025 per share for total proceeds of $22,500. The shares were issued on March 27, 2014.

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 6 - RELATED PARTY TRANSACTIONS

On March 20, 2013, Mr. James Ketner contributed office and computer equipment to the Company for a cash value of $2,500. Mr. Ketner paid for the incorporation cost of the Company in the amount of $615 on March 14, 2013, and was reimbursed by the Company in April 2013. As of December 31, 2013, the Company had advanced funds to Mr. Ketner of $8,695. No demand for repayment has been made.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company entered into a lease agreement for office and research facilities. The lease is for five years at $24,000 per year beginning September 20, 2013. The lease commitments for the facilities are:

Year
Ended	Amount
2014	$24,000
2015	24,000
2016	24,000
2017	24,000
2018	11,750
$107,750

From time to time the Company may be a party to litigation matters involving claims against the Company. Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 8 – INCOME TAX

We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forward, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the period March 14,, 2013 (date of inception) through December 31, 2013 applicable under FASB ASC 740. We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the consolidated balance sheet. The Company is in the process of filing appropriate returns for the Company.

The component of the Company’s deferred tax assets as of December 31, 2013 are as follows:

2013
Net operating loss carry forward	$47,773
Valuation allowance	(47,773)
Net Deferred Tax Asset	$-

A reconciliation of income taxes computed at the 35% statutory rate to the income tax recorded is as follows:

Since
Inception
Net operating loss carry forward	$47,773
Valuation allowance	$(47,773)
Net deferred tax asset	$-

The Company did not pay any income taxes during the periods ended December 31, 2013.

NOTE 9 – SUBSEQUENT EVENTS

On March 10, 2014, the Company sold and issued an additional 500,000 shares to one investor for a total of $10,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included in this report and those in our Form 10-K filed with the Securities and Exchange Commission on March 27, 2014. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to, those described under “Risk Factors” included in Part II, Item IA of this report.

The purpose of the Company is to offer energy producer’s contractual engineering services, and develop alternative power products that will assist these producers in reducing cost and operating more efficiently. To date, operations have been on a limited basis, mostly on acquiring inventory for the production of Company’s patent pending new battery technology with battery sales to a single customer. These batteries provide an environmentally friendly, inherently safe, internally temperature regulated un-interruptible power supply for oil and gas well location monitoring and measurement equipment. By the end of first quarter 2014, these batteries had proven effective in the field, and in April 2014, the Company ordered the first material to begin production of these batteries. During the first part of the third quarter, the Company began manufacturing the larger 120 amp hour batteries. During the middle of the third quarter, the Company began selling said batteries. The Company will begin adding additional products beginning fourth quarter, and will be manufacturing 30 amp hour units. The Company’s immediate future goals are to reduce operating cost associated with the initial design and manufacturing associated with the startup of production. Some of these goals will be met by larger production runs, more products made in the United States thereby reducing cost of shipping which in turn will offset cost made outside of the U.S. During Second and Third Quarter 2014, the Company has been developing a private label, unique, user interface driven, real-time battery state of charge and asset tracking system that is internally integrated within the Company’s line of LiFePO4 battery systems. The system communicates the current battery performance, and operates as a Cloud driven database to collect and collate individual client information and uses unique ESN numeric identifiers to reference each client’s specific asset performance and inventory. The system then utilizes a combination of CDMA technologies coupled with satellite geo-location referencing to accurately monitor and track the battery system in the event of theft. This feature functioning as an integrated component within the battery product was a specific engineering request from several of the Company’s oil and gas clients.

On November 10, 2014, the system was successfully field tested when a battery with the asset tracking system was stolen from a natural gas location in East Texas. This event allowed for the immediate alert of local authorities and provided detailed directions to the perpetrator’s home where he was arrested without incident and the asset was recovered. The Company is investigating providing this technology to U.S. Military applications.

Since the Company’s inception, the Company has accomplished key milestones outlined in our 2013-2014 statement of work. A majority of the monies spent to date have been for initial financing actives related to creating a public company, developing new products, and R&D cost. We anticipate that in 2015, the Company will become profitable, and that the initial cost for formation activities will be greatly reduced, and the majority use of capital will be in purchasing inventory for production, and the research and development of new products.

A condensed version of our anticipated 2014 Statement of Work is as follows:

1.	Finalize test results in the field for new battery technology. (3/14) (complete)

2.	Open manufacturing facility offices in Louisiana. (5/14) (complete)

3.	Begin production of our first line of products (6/14)( complete)

4.	Develop new products (7/14-12/14) (on going)

5.	Search for merger acquisitions for Engineering, Oil, and Gas production (ongoing)

Results of Operations for the Three Months ending September 30, 2014

Revenues

Revenues for the three months ended September 30, 2014 and 2013 were $156,500 and $0, respectively. Sales commenced in June 2014.

Cost of Revenues

Cost of Revenues for the three months ended September 30, 2014 and 2013 were $102,030 and $0, respectively. 2014 costs were cost of materials and manufacturing supplies.

Operating Expense

Total operating expenses for the three months ended September 30, 2014 and 2013 were $166,048 and $49,047, respectively. Expenses increased as the Company incurred engineering and other professional expenses in preparation for the manufacturing of batteries compared to 2013 when the Company had compliance costs and research and development.

Net Loss

Net loss for the three months ended September 30, 2014 and 2013 were $111,590 and $49,031 respectively as the Company had increased expenses in 2014 for research and development and implementing business plan.; in 2013 there were compliance costs and minimal research and development.

Results of Operations for the Nine Months ending September 30, 2014

Revenues

Revenues for the nine months ended September 30, 2014 and 2013 were $164,500 and $0, respectively. Sales commenced in June 2014.

Cost of Revenues

Cost of Revenues for the nine months ended September 30, 2014 and 2013 were $112,071 and $0, respectively. 2014 costs were cost of materials and manufacturing supplies.

Operating Expense

Total operating expenses for the nine months ended September 30, 2014 and 2013 were $328,412 and $80,776, respectively. Expenses increased as the Company incurred engineering and other professional expenses in preparation for the manufacturing of batteries compared to 2013 when the Company had compliance costs and research and development.

Net Loss

Net loss for the nine months ended September 30, 2014 and 2013 were $275,959 and $80,753 respectively as the Company had increased expenses in 2014 for research and development and implementing business plan.; in 2013 there were compliance costs and minimal research and development.

Liquidity and Capital Resources

At September 30, 2014, we had $134,752 in cash compared to $73,480 at December 31, 2013. Our current commitments are research and development expenses related to the development of new technologies for energy producers and the administrative support services. We have sufficient cash for short-term operations and have raised funds through the registration statement to continue research and start production.

Critical Accounting Policies and Estimates

Our critical accounting policies are disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 27, 2014. During the period ended September 30, 2014 there have several critical accounting policies adopted with the implementation of the business plan.

REVENUE RECOGNITION

The Company recognizes revenue for sales and billing for freight charges upon delivery of the product to the customer at a fixed and determinable price with a reasonable assurance of collection, passage of title to the customer as indicated by shipping terms and fulfillment of all significant obligations, pursuant to the guidance provided by Accounting Standards Codification (“ASC”) Topic 605. For sales to all customers, including manufacturer representatives, distributors or their third-party customers, these criteria are met at the time product is shipped. When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled. In addition, judgments are required in evaluating the credit worthiness of our customers. Credit is not extended to customers and revenue is not recognized until we have determined that collectability is reasonably assured. The Company estimates customer product returns based on historical return patterns and reduces sales and cost of sales accordingly.

ACCOUNTS RECEIVABLE

Accounts receivable represents the uncollected portion of amounts recorded as revenues. Management performs periodic analyses to evaluate all outstanding accounts receivable to estimate an allowance for doubtful accounts that may not be collectible, based on the best facts available to management. Management considers historical collection patterns, accounts receivable aging trends and specific identification of disputed invoices in its analyses. After all reasonable attempts to collect a receivable have failed, the receivable is directly written off.

INVENTORIES

Inventories are stated at the lower of cost, determined on a first-in, first-out basis (“FIFO”), or market, including direct material costs and direct and indirect manufacturing costs.

PROPERTY

Property, plant and equipment is recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years for furniture, fixtures, and equipment. Expenditures for repairs and maintenance are charged to expense as incurred.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs, predominately internal labor costs and costs of materials, are charged to expense when incurred.

SHIPPING AND HANDLING CHARGES

The Company incurs costs related to shipping and handling of its manufactured products. These costs are expensed as incurred as a component of cost of sales. Shipping and handling charges related to the receipt of raw materials are also incurred, which are recorded as a cost of the related inventory.

Equity Distribution

Since our incorporation, we have raised capital through private sales of our common equity. As of November 12, 2014, we have issued 77,812,000 shares of our common stock to various shareholders, in exchange for cash.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DECEMBER 31, 2013

RESULTS OF ACTIVITIES

For the Year Ended December 31, 2013

We did not generate any revenues from operations during the fiscal year ended December 31, 2013.

During the fiscal year ended December 31, 2013, much of the Company’s resources were directed at maintaining the Company in good standing, development of new products, and identifying new business opportunities. We currently have no definitive agreements or understanding with any prospective business combination candidates.

We had a net loss of $136,495 for the year ended December 31, 2013.

Operating Expenses: Operating expenses were $136,535 for the year ended December 31, 2013. As of December 31, 2013, we have yet to generate revenues from our business operations. As a result, we have generated significant operating losses since our formation and expect to incur substantial losses and negative operating cash flows for the foreseeable future as we attempt to expand our infrastructure and development activities. Our ability to continue may prove more expensive than we currently anticipate and we may incur significant additional costs and expenses.

We have limited resources and there is no assurance that future financing will be available to our Company on acceptable terms. These conditions could further impact our business and have an adverse effect on our financial position, results of operations and/or cash flows.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2013, we had total assets of $92,485 comprised of cash of 73,480, fixed assets, net of $10,060, deposits of $250 and an advance to our officer of $8,695. Our liabilities were $5,180 in accounts payable, resulting in working capital of $68,300.

Net cash used in operating activities was $130,738 for the year ended December 31, 2013.

Cash used in investing activities in fiscal 2013 was $8,387 for the purchase of equipment and a vehicle.

Net cash provided by financing activities was $212,605, consisting of $221,300 for the sale of stock offset by $8,695 advanced to an officer. No demand for repayment from the officer has been made. Since inception, we have used our common stock to raise money for the research and development of our intended products, and for corporate expenses. Net cash provided by the sale of shares from inception on March 14, 2013 to December 31, 2013 was $221,300.

We have limited cash and cash equivalents on hand. We do not believe we have enough money to meet our cash requirements for the next twelve months, as we have yet to commence operations and have not generated any revenues and there can be no assurance that we can generate significant revenues from operations. During the next twelve months we expect to incur indebtedness for administrative and professional charges associated with preparing, reviewing, auditing and filing our financial statements and our periodic and other disclosure documents to maintain the Company in good standing. The Company’s president and CEO has agreed to advance monies as needed to meet the Company’s needs over the next 12 months or as needed until the Company becomes profitable. We may need to raise additional capital to fund any future plan of operation. Our management is exploring a variety of options to meet our cash requirements and future capital requirements, including the possibility of equity offerings, debt financing and business combinations.

Deficit accumulated since inception is $136,495. Our ability to meet our financial liabilities and commitments is primarily dependent upon the continued financial support of our management and stockholders, the continued issuance of equity to new stockholders, and our ability to achieve and maintain profitable operations. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. There can be no assurance that we will be able to raise additional capital, and if we are unable to raise additional capital, we will unlikely be able to continue as a going concern.

PLAN OF OPERATION

During the next twelve months, the Company, intends on providing engineering services, developing new proprietary technology, implementing this technology in new products, commercializing these products and providing these products and the services and training necessary for the implementation of these products to our distributors, which are natural gas service companies that specialize in the installation of natural gas automation and measurement devices for energy producers. We believe we have sufficient funding for the development of our products and the execution of our business model over the next twelve months, which includes the on-going costs associated with maintaining a fully compliant reporting status with regulatory agencies. We intend on setting up distribution channels through existing relationships our directors have with natural gas producers. Our product will allow these producers to offer their products and services with a competitive edge by utilizing our technology. An example would be for a company who sells metering systems to gas producers to offer a more reliable solution to their customers because of our product technology.

A large portion of the cost of doing business over the next twelve months will be project engineering and product development. We have recently expanded our operations to include an additional research and development facility. On July 8th, 2013, we met with a potential client to develop a new power generation product that utilizes the stored energy in natural gas production. We are anticipated research and development cost for a working prototype to be under $25,000.00, and anticipated having a working prototype by September 13, 2013. After one week of bench testing, we are generating better than expected results from off the shelf materials used in the assembly of our initial prototype. Upon a successful field test of the prototype, we anticipate receiving a purchase order which will enable us to go into full production. We intend to market our product and services using the historic relations of our board of directors. We have begun developing a new “Green” technology battery to be paired with our power generation products, and are anticipated selling these batteries second quarter 2014.

We have outlined phases to our operations over the next twelve months that address the cost associated for our business development. SEC reporting requirements are estimated at $25,000, research and development cost for the development of our first product was estimated at $25,000, General and administrative cost for the next twelve months, which includes the cost of our facility is expected to be $50,000. As we obtain engineering contracts, we will hire or contract personnel to meet the resource requirements. We will be working diligently to get our first product into production by year end 2014.

Currently we are a development stage corporation. A development stage corporation is one engaged in the search of business opportunities, successful negotiation and closing of a business acquisition and furthering its business plan.

GOING CONCERN UNCERTAINTIES

As of the date of this prospectus, there is doubt regarding our ability to continue as a going concern as we have not generated sufficient cash flow to fund our business operations and loan commitments. The financial statements included in this annual report have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. If we are not to continue as a going concern, we would likely not be able to realize our assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the financial statements.

Our future success and viability, therefore, are dependent upon our ability to generate capital financing. The failure to generate sufficient revenues or raise additional capital may have a material and adverse effect upon us and our shareholders.

CRITICAL ACCOUNTING POLICIES

The following are the accounting policies that we consider to be critical accounting policies. Critical accounting policies are those that are both important to the portrayal of our financial condition and results and those that require the most difficult, subjective, or complex judgments, often as results of the need to make estimates about the effect of matters that are subject to a degree of uncertainty.

Use of Estimates: The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.

On an ongoing basis, we evaluate our estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations form the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions.

RECENT PRONOUNCEMENTS

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2013, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

MANAGEMENT

The names, ages and titles of our executive officers and directors are as follows :

Lucien Marioneaux, Jr., 41, has served as the Chairman of the Board since April 2013. In addition to owning and operating Marioneaux Law Firm, a private general law practice specializing in estate planning and general corporate representation including transactions and litigation, Lucien H. Marioneaux, Jr., is presently an Assistant District Attorney in Caddo Parish, Louisiana. Mr. Marioneaux also holds various real estate and natural gas investments along with a variety of private equity holdings in multiple industries including Natural Gas production throughout Texas and Louisiana. He has enjoyed a prominent legal career throughout the State of Louisiana spanning some 15 years. Mr. Marioneaux’s extensive experience in successfully guiding small and large corporations, legal practice and investments in natural gas operations qualifies him to serve as the Chairman of the Board .

Mr. Marioneaux previously held the position of Senior Director of Security, Risk Management and Regulatory Compliance for L’Auberge du Lac Casino Resort from 2005 to 2010, directing all operations within those departments. L’Auberge du Lac is an expansive 227-acre luxury gaming resort located in Lake Charles, Louisiana, with 2,500 employees and revenues exceeding $380 million per year. Mr. Marioneaux was responsible for all aspects of the property regulatory compliance program for the State of Louisiana, the U.S. Department of the Treasury, Financial Crimes Enforcement Network (Title 31) and Sarbanes-Oxley. He directed all general liability and workers compensation matters and worked closely with outside and corporate legal counsel to ensure efficient and effective resolution. In 2008, he was part of the team which implemented a major property expansion at L’Auberge. The $67 million project included a 9-story hotel tower with 250 rooms.

Mr. Marioneaux is active in the Louisiana Bar Association, the Shreveport Bar Association, the DeSoto Parish Bar Association, the Louisiana Casino Association and the Louisiana District Attorney’s Association where he has the unique experience of working directly with local, state and federal governmental and elected officials on issues important to these various interests. From 2008 to 2009, he has served as co-chair of the Southwest Chamber of Commerce’s Governmental Affairs Committee and was a visiting professor for McNeese State University where he taught The Legal Environment of Business from 2008 to 2010. Mr. Marioneaux earned his Bachelor of Science Degree in Accounting from Louisiana Tech University in Ruston, Louisiana in 1995 and his Law Degree from Louisiana State University, Paul M. Hebert Law Center, in Baton Rouge, Louisiana in 1998.

James Ketner, 48, serves as President/CEO and Director. Mr. Ketner has over 24 years of experience as the Director and Chief Executive Officer of public and private corporations. From 2005 to 2011, upon founding Kelyniam Global, Inc. on December 30, 2005, he was responsible for taking the Company public, receiving FDA 510(k) approval, maintaining compliance with ISO 13485, 21 CFR 820, and commercially launching cranial and maxillofacial custom prosthetics. He has a successful track record of directing public companies, streamlining operations, and maximizing productivity through increased efficiency and productivity using state of the art technology. Mr. Ketner has spent most of his professional career as a contract consulting Engineer for Fortune 500 multinational companies. In 1988, Mr. Ketner started his career as a numeric control programmer at General Dynamics. In 1991, Mr. Ketner embarked on his entrepreneurial career as a consultant, with clients such as General Dynamics, Pratt and Whitney, Boeing, Lockheed, Daimler Chrysler, Fiat, Honda Research and Development, Rockwell, Sikorsky Aircraft, Embraer SP, and Dassault/Falcon Jet. Mr. Ketner has traveled extensively and is well versed in conducting business in North and South America. As a resourceful decision-maker combining strong leadership and organizational skills, Mr. Ketner has the ability to direct programs throughout the design and manufacturing processes because of his extensive experience and expertise in high tech engineering and manufacturing environments.

Richard Owston, 76, serves as a Director since his appointment in March, 2013. Mr. Owston has over 45 years of experience in large scale privately owned and publicly held corporations in the oil and natural gas industry. Mr. Owston’s vast experience and established relationships in the oil and natural gas industry will prove valuable to the Company in establishing distribution channels, sales and marketing. Mr. Owston, served on the Board of Directors of Kelyniam Global, Inc., from January 2008 through September 2009, Mr. Owston was also the President of J-W Measurement Company, a division of J-W Operating Company from 2000 to 2012. From 1976 to 1993, Mr. Owston was the Vice President of Sales for The Western Company. Prior to his employment at The Western Company, Mr. Owston was the Human Resource Manager for the Wyly Corporation from 1972 to 1976. He worked for General Electric from 1963 to 1972 as the training and professional employee development group. During his tenure with this companies, Mr. Owston has served as a key initiator in the growth and development of these companies and has a proven track record, which encapsulates but is not limited to, operations consolidation and cost reduction, obtaining continued growth and profitability through increased corporate exposure, marketing and sales, employee relations, human resource development, as well as many other diverse roles as the demands of the organization’s required. Mr. Owston graduated with a Bachelor of Science in Business Administration from Kansas State University.

Trey Moore, 41, has served as a Director since March, 2013. Mr. Moore has over 24 years of experience as a senior level executive in the oil and natural gas industries. From 2005 to Jan 2012 Mr. Moore worked as the general manager of the Eastern Division of J.W. Measurement Company, where he provided a significant contribution in growing revenues from $6 million to $140 million over the course of 13 years. In March of 2012, Mr. Moore became a co-founder and Chief Executive Officer of Fleaux Services of Louisiana currently with 6 offices, 40 employees and on track to generate $15 million in annual revenue. His proven leadership ability has rapidly expanded Fleaux Services into associated oil and natural gas exploration markets and neighboring geographic areas such as Arkansas, Texas, and Colorado. Mr. Moore is extremely talented in identifying and creating innovative, niche products and services to optimize production at a lower cost with less manpower and greater efficiency for small and large scale oil and natural gas producers. He has a successful track record of executing new business strategies, and developing new technologies. From August 2010 to present, Mr. Moore manages the operations of Eagle Oil, an oil and natural gas operator in Texas and Louisiana. Mr. Moore’s vast oil and natural gas experience has given him an expansive understanding of the needs for better engineered products and services. He is respected by his peers, and is considered to be one of the most proficient, driven individuals in the energy industry, which is why Mr. Moore is qualified to be a Director of the Company. Mr. Moore is a veteran of the United States Marine Corps.

LaNell Armour, 50, has served as a Director since April, 2013, and currently serves as an executive officer in the capacity of Secretary and Treasurer. Ms. Armour has developed a vast network of high profile, high net-worth individuals through her 25 year career in public relations. These relationships will benefit the Company in future capital raising activities. Her experience in public relations will provide a firm foundation for her primary responsibilities in investor relations and corporate communications. Currently, Ms. Armour is also a senior faculty member at the Music Institute of North Texas since 2010. She joined Dallas Chamber Music in 2010 as General Manager, and was named Executive Director on June 1, 2012 and continued to serve until January 2013. Prior to the Dallas Chamber Music, Ms. Armour spent eight years, from 2001 through 2008 as the Public Relations Manager for the world-renowned Chicago Symphony Orchestra as Public Relations Manager. From 1999 to 2001, Ms. Armour served as the Public Relations Manager for the Ravinia Festival in Highland Park, Illinois. Ms. Armour became a writer, then editor at “Clavier” magazine in Chicago from 1996 through 1999. Ms. Armour holds a Bachelor of Music degree in Piano Performance with a minor in English from The University of Tennessee.

Term of Office

Each of the directors is appointed to hold office until the next annual meeting of our stockholders or until his respective successor is elected and qualified, or until he resigns or is removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our Board of Directors and hold office until removed by the Board or until their resignation.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Director Independence

Our Board of Directors is currently composed of five members, Mr. Ketner, Mr. Marioneaux, Mr. Moore, Mr. Owston, and Ms. Armour, who do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objectives tests, such as that the director is not and has not been for a least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our Board of Directors has not made a subjective determination as to each director hat no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our Board of Directors made these determinations, our Board of Directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management team.

Significant Employees

We currently have 4 employees that are on a full time basis.

Our Directors and affiliates have not been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limited him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of securities. Our Directors and affiliates have not been convicted in any criminal proceeding (excluding traffic violations) nor is he/she subject of any currently pending criminal proceedings.

Director Compensation

There are no current compensation agreements between the Company and its directors. The Directors have agreed to work with no remuneration until such time as the Company receives sufficient revenues necessary to provide director salaries. At this time, we cannot accurately estimate when sufficient revenues will occur to implement this compensation, or what the amount of the compensation will be.

Executive Compensation

As of the date of this prospectus, there are two executive employment compensation agreements between the Company and its President/CEO, Mr. Ketner in the amount of $96,000 per year, and the Company’s secretary and Treasurer, Ms. Armour in the amount of $60,000 per year. Mr. Ketner and Ms. Armour currently devote approximately 40 hours per week to manage the affairs of the Company and have agreed to devote additional time as required in order to meet the requirements necessary to execute the Company’s business plan.

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers and directors for all services rendered in all capacities to us during the 2013 fiscal year.

Summary Compensation Table

Name and Position	Year	Salary ($)	Total ($)
James Ketner President/CEO	2013	36,000	36,000
LaNell Armour' Director/Secretary/Treasure	2013	none	none

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

Our officers and directors have limited indemnification as provided by the Nevada Revised Statutes and our Articles of Incorporation. Under the Nevada Revised Statutes, director immunity from liability to a Company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a Company's Articles of Incorporation. Our Articles of Incorporation specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the Company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct .

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the name of each person known to Galenfeha to own more than 5% of the outstanding common stock as of October 21, 2014 and by the officers and directors, individually and as a group. Each stockholder listed below has direct ownership of his or her shares and possesses sole voting and dispositive power with respect to the shares. The address of each stockholder listed below is our address.

Name	Amount		Percent
	Before sale(1)(2)	After sale	Before sales	After sale(1)
James Ketner	9,774,350	9,174,350	12.5%	12.2%
Richard Owston	9,800,001	9,200,001	12.6%	12.2%
Trey Moore	9,800,000	9,200,000	12.6%	12.2%
Lucian Marioneaux	9,705,963	9,105,963	12.53%	12.2%
LaNell Armour	4,800,000	4,552,000	6%	5.8%
Officers and Directors as a Group (5 persons)	43,880,314	41,232,314	56%	54%

(1)	Shares owned at the date of this prospectus.

(2)

The reduction in the number of shares held before sale reflects sales of shares pursuant to a registration statement on Form S-8. No shares have been sold by the named persons pursuant to the registration statement of which this prospectus is a part.

Change in Control

We are not aware of any arrangement that might result in a change in control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 31, 2013, the Company issued 2,500,000 shares of common stock to Mr. Ketner in exchange for office equipment valued at $2,500, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.

ADDITIONAL INFORMATION

This prospectus is part of a registration statement we have filed with the SEC. This prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement. For further information about us, please see the complete registration statement.

We are subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including registration statements and all of their exhibits, at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus forms a part and the documents incorporated by reference that are listed above, are also available from the SEC’s website at http://www.sec.gov or on our website at http://www.jaxbank.com. The information contained on our website is not deemed a part of this prospectus.

[Outside back cover of prospectus]

Dealer Prospectus Delivery Obligation

Until ________________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Description	Amount
SEC registration fee	$100
Printing expenses	1,000
Legal fees and expenses	1,000
Accounting fees and expenses	1,000
Miscellaneous expenses	400
Total	$3,500

Item 14. Indemnification of Directors and Officers

Nevada State business code permits, but does not require corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the Articles of Incorporation provide otherwise, whether or not the corporation has provided for indemnification in its Articles of Incorporation. Our Articles of Incorporation do not provide for indemnification of directors, officers, or control persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

The Company issued 10,000,000 shares of our $0.001 par value common stock to Mr. Ketner, our President/CEO and director, on March 31, 2013 for a cash contribution in the amount of $7,500, and assets he contributed to the Company in the amount of $2,500 for a total cash value of $10,000. The Company issued 10,000,000 shares of our $0.001 par value common stock to Mr. Richard Owston, a director, on March 31, 2013 for a cash contribution of $10,000. The Company issued 10,000,000 shares of our $0.001 par value common stock to Mr. Trey Moore, a director, on March 31, 2013 for a cash contribution of $10,000.

In the first week of April, 2013, two additional directors joined the Company, Ms. Armour, and Mr. Lucien Marioneaux. Ms. Armour purchased 5,000,000 shares of our $0.001 common stock for a cash contribution of $5,000. Mr. Marioneaux purchased 10,000,000 shares of our $0.001 common stock for a cash contribution of 10,000. Ms. Armour and Mr. Marioneaux stock was issued on April 30, 2013.

On April 18, 2013, the Registrant filed a Form D with the Securities and Exchange Commission giving notice of an exempt offering of its common stock pursuant to and in reliance on Rule 505. From April 30, 2013 through the date of this amended registration statement, the Registrant sold 32,812,000 shares of our common stock to private investors at a fixed price of $0.025 for total proceeds of $820,300. The Registrant plans to amend its Form D filing to reflect sales pursuant to Rule 505 through September 30, 2014 and to amend thereafter as required for the duration of the offering. The Registrant also claims reliance on Section 4(a)(2) of the Securities Act for an exemption from registration of the shares. All investors have received a Private Placement Memorandum and had a previous existing relationship with the Directors of the Registrant or with persons who had previously purchased shares in the offering made by the Private Placement Memorandum, were apprised of all the risks, and signed a share purchase agreement acknowledging they had reviewed the Private Placement Memorandum and were aware of the risk involved with their investment. These purchasers through October 10, 2013 are listed in the selling shareholder table in the prospectus included in this registration statement. No broker, dealer or finder or person other than the registrant’s directors and officers were involved in making offers and sales of the Registrant’s securities and no person received any compensation in connection with the sale of the shares. No form of advertising was used to solicit purchasers. The Registrant asserts that the offer and sale of the shares did not involve a public offering. Each purchaser represented that he, she or it purchased with investment intent and was informed that the shares were “restricted securities” as defined in Rule 144 under the Securities Act. Certificates representing the shares, when issued, have contained a restrictive legend as recommended by Regulation D under the Securities Act advising that the shares cannot be resold without registration under the Securities Act, as provided in this registration statement, or an opinion of counsel that an exemption from registration is available.

Item 16. Exhibits

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K. All exhibits have been previously filed unless otherwise noted.

EXHIBIT	DOCUMENT DESCRIPTION
NO.
3.1	Articles of Incorporation of GALENFEHA, INC. (previously filed in Reg. No. 333-118880 May 23, 2013)
3.2	Bylaws of GALENFEHA, INC. (previously filed Reg. No. 333-118880 filed May 23, 2013)
5	Opinion of Karlen and Stolzar LLP as to the legality of the securities being offered (previously filed).
23.1	Currently dated consent of Kyle L. Tingle CPA, LLC
23.2	Consent of Karlen and Stolzar LLP (included in Exhibit 5.1) (previously filed).

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(5)

That, for the purpose of determining any liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

	(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

	(iv)	any other communication that is an offer in the offering made by the registrant to the purchaser.

The registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Texas on November 24, 2014.

Galenfeha, Inc.

By:	/s/ James Ketner
James Ketner, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature and Name	Capacity in which signed	Date

/s/ James Ketner James Ketner	Director, Chief Executive Officer and Chief Financial Officer (Principal executive officer and principal financial and accounting officer)	November 24, 2014

/s/ LaNell Amour LaNell Amour	Director, Secretary/Treasurer	November 24, 2014

/s/ Lucien Marioneaux, Jr. Lucien Marioneaux, Jr.	Director	November 24, 2014

/s/ Trey Moore Trey Moore	Director	November 24, 2014
	Director	November 24, 2014
/s/ Richard Owston Richard Owston